EXHIBIT 28C


        Contact:  Robert J. Fitzsimmons            For Immediate Release
                  602/ 207-5759


              THESE ARE THE EARNINGS FOR FINOVA CAPITAL CORPORATION
             THE PRINCIPAL SUBSIDIARY OF THE FINOVA GROUP INC. WHOSE
                     EARNINGS WERE RELEASED OCTOBER 14, 1997


                           FINOVA Capital Corporation
               Announces Record Net Income for the Third Quarter -
                                 A 21% Increase


PHOENIX, Ariz., Oct. 15, 1997 - FINOVA Capital Corporation today reported record net income of $35.9 million for the third quarter of 1997 compared to $29.8 million in 1996, an increase of 21%.

         Net income for the first nine months of 1997 was $103.4 million representing a 22% increase over net income of $85.0 million for the first nine months of 1996.

         Sam Eichenfield, chairman and chief executive officer of FINOVA, said he "was gratified with FINOVA's record performance thus far in 1997 and especially pleased with the continued increase in return to The FINOVA Group Inc.'s shareholders."

         "In the third quarter of 1997, interest margins earned as a percentage of average earning assets were 6.1%, reflecting the contribution of the record fee-based volume during the quarter," added Eichenfield. Fee-based volume for the third quarter of 1997 was $994 million, an increase of 27% over 1996. New business was $748 million in the third quarter of 1997 compared to $632 million in 1996, and backlog at Sept. 30, 1997 was at a record $1.6 billion compared to $1.4 billion one year ago.

         "FINOVA continues to broaden its product lines by expanding its capital markets initiative," continued Eichenfield. Adding to FINOVA's capital markets activities will be Belgravia Capital Corporation, one of the largest and fastest-growing commercial mortgage banking organizations in the U.S. which the company acquired on Oct. 8, 1997.

         "Portfolio quality is still quite high as demonstrated by the continuing low level of non-earning accounts, although higher write-offs were experienced in the quarter," noted Eichenfield. Non-earning assets as a percentage of managed assets were 2.1% at both Sept. 30, 1997 and Sept. 30, 1996, and FINOVA's reserve for possible credit losses was at an all-time high of 97% of non-earning assets.

         FINOVA's reserve was bolstered by $22.0 million of loss provisions during the third quarter of 1997, which exceeded write-offs by 53% and were almost twice the $11.7 million provided in the comparable quarter of 1996. Gains on sale of assets totaled $8.7 million for the third quarter of 1997; selling, administrative and other operating expenses were 39.3% of interest margins earned for both the third quarter of 1997 and 1996 and were running at 42.0% for the first nine months of 1997.

         FINOVA Capital Corporation is a Phoenix-based major commercial finance company providing a broad range of financing and capital market products to midsize business.

         For more information about FINOVA, visit the company's Website at www.finova.com.

                                       ###

                           FINOVA Capital Corporation
                         and Consolidated Subsidiaries
                         Summary of Consolidated Income
                                  (Unaudited)
                             (Dollars in Thousands)

                                                      Quarter Ended                 Nine Months Ended
                                                      September 30,                   September 30,
                                              ------------    ------------    ------------    ------------
                                                  1997            1996            1997            1996
                                              ------------    ------------    ------------    ------------
Interest earned from financing transactions   $    207,103    $    181,616    $    597,756    $    516,888
Operating lease income                              30,253          23,356          85,164          71,371
Interest expense                                  (105,592)        (91,629)       (304,647)       (269,571)
Operating lease  depreciation                      (17,727)        (15,247)        (51,786)        (47,150)
                                              ------------    ------------    ------------    ------------
Interest margins earned                            114,037          98,096         326,487         271,538
Provision for possible credit losses               (22,000)        (11,664)        (48,300)        (31,164)
Gains on sale of assets                              8,706             397          22,407           8,442
Selling, administrative and other operating
  expenses                                         (44,773)        (38,569)       (137,263)       (110,644)
                                              ------------    ------------    ------------    ------------
Income before income taxes                          55,970          48,260         163,331         138,172
Income taxes                                       (20,103)        (17,771)        (59,954)        (52,075)
                                              ------------    ------------    ------------    ------------
Income from continuing operations                   35,867          30,489         103,377          86,097
Loss from discontinued operations                     --              (726)           --            (1,092)
                                              ------------    ------------    ------------    ------------
Net Income                                    $     35,867    $     29,763    $    103,377    $     85,005
                                              ============    ============    ============    ============

                           FINOVA Capital Corporation
         Selected Consolidated Financial Data and Ratios (Unaudited) (1)
                             (Dollars in Thousands)

                                                                                   As of
                                                    As of September 30,         December 31
                                                  ------------------------     -------------
FINANCIAL POSITION:                                  1997          1996            1996
                                                  ----------    ----------      ----------
Ending funds employed (EFE) (2)                   $8,075,600    $7,058,306      $7,298,759
Securitizations and participations sold (3)          373,737       336,964         364,546
                                                  ----------    ----------      ----------
  Total managed assets (2)                         8,449,337     7,395,270       7,663,305
Reserve for possible credit losses (2)               167,754       144,293         148,693
Nonaccruing assets (2)                               173,390       151,798         155,505
Nonaccruing assets as  % of managed assets (4)           2.1%          2.1%            2.0%
Reserve for possible credit losses as a % of:
  Ending managed assets (4)                              2.0%          2.0%            2.0%
  Nonaccruing assets                                    96.7%         95.1%           95.6%
Total debt                                        $6,502,512    $6,350,043      $5,850,223
Stockholder's equity                               1,150,478       922,451       1,069,043
Total debt to equity                                   5.65x         6.88x           5.47x
Backlog                                            1,601,334     1,441,663       1,477,239


                                                                    For the Nine Months
                                     For the Quarter Ended                Ended
                                          September 30,                September 30,
                                    ------------------------    --------------------------
PERFORMANCE HIGHLIGHTS:                1997          1996          1997            1996
                                    ----------    ----------    ----------      ----------

Average managed assets (2)          $8,234,743    $7,136,747    $7,989,202      $6,886,824
Average earning assets (5) (2)       7,456,595     6,393,240     7,208,380       6,184,909
New business (2)                       747,852       632,347     2,310,722       1,866,694
Fee-based volume                       994,235       785,510     2,671,908       2,118,018
Write-offs (2)                          14,405         8,778        31,263          24,018
Write-offs (annualized) as a % of
  average managed assets (4)              0.71%         0.50%         0.53%           0.47%
Interest margins earned
  (annualized) as a % of average
  earning assets                           6.1%          6.1%          6.0%            5.9%
Selling, administrative and other
  operating expenses as a % of
  interest margins earned                 39.3%         39.3%         42.0%           40.7%

     ----------
(1)  Averages for the periods presented are based on month-end balances.
(2)  Excludes discontinued operations disposed of during 1996.
(3) Securitizations are assets sold under securitization agreements and managed by the Company.
(4) Excludes participations sold in which the Company has transferred credit risk.
(5) Average earning assets equal average funds employed less average deferred taxes on leveraged leases and average nonaccruing assets.